Exhibit 10.1

Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan
2007 Performance Unit Award Agreement

You have been selected to be a Participant in the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan (the “Plan”), as specified below:

Participant:

Date of Award:

Target Number of Performance Units Awarded:

Performance Period:

Performance Measure:	Simple Average Annual Return on Net Assets and Sales Growth Pursuant to Sec. 3 below

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.

THIS AWARD AGREEMENT, effective as of the Date of Award set forth above, represents the award of Performance Units by Sauer-Danfoss Inc., a Delaware U.S.A. corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing Performance Units.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  For purposes of this Award Agreement, the term Sauer-Danfoss Group shall mean the Company, its Subsidiaries and any Affiliate designated as such by the Committee pursuant to Section 2.1 of the Plan.  In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.             Employment by the Company.  The Performance Units granted hereunder are awarded on the condition that the Participant remains employed by the Sauer-Danfoss Group from the Date of Award through the end of the Performance Period, as specified above.  Notwithstanding the preceding sentence and subject to Section 6, the Participant will not vest in the Performance Units covered by this Award Agreement until the date of payment as provided in Section 6.  However, neither such condition regarding further employment nor the award of the Performance Units shall impose upon the Sauer-Danfoss Group any obligation to retain the Participant in its employ for any given period or upon any specific terms of employment.

2.             Earning Performance Units.  Subject to the terms of the Plan and this Award Agreement, the Participant shall be entitled to receive payment of the number and value of Performance Units earned by the Participant over the Performance Period, where the number of Performance Units is determined as a function of the extent to which the corresponding performance goals have been achieved.

3.             Performance Measures.  The Performance Measures under this Award Agreement shall be the Simple Average Annual Return on Net Assets and the Simple Average Annual Sales Growth as further defined in Exhibit A.

4.             Performance Goals.  Achievement of a Simple Average Annual RoNA over the Performance Period equal to the pre-determined performance goal target will entitle the Participant to payment of 90% of the Target Number of Performance Units Awarded as set forth above, subject to other provisions of the Plan and this Award Agreement.  Achievement of a Simple Average Annual RoNA equal to or greater than the pre-determined performance goal maximum shall entitle the Participant to payment of 130% of the Target Number of Performance Units Awarded.  Achievement of a Simple Average Annual RoNA equal to the pre-determined performance goal threshold shall entitle the Participant to payment of 46% of the Target Number of Performance Units Awarded.  Achievement of a Simple Average Annual RoNA between the pre-determined performance goal threshold and the pre-determined performance goal maximum shall entitle the Participant to payment of the number of Performance Units interpolated according to a performance achievement function defined by the foregoing achievement levels, and as reflected on the graph attached hereto as Exhibit B.  Achievement of a Simple Average Annual RoNA of less than the performance goal threshold shall result in no payment of Performance Units to the Participant under this Award Agreement.

The earned performance units computed pursuant to the preceding paragraph may be increased, depending upon the achieved, Average Annual Sales Growth.  The increase shall be in the form of a percentage add-on, according to the table reflected on Exhibit B.

5.             Certification Of Achieved Performance and Approval of Payouts.  Actual achieved performance with respect to the Performance Measures shall be derived from the consolidated financial statements of the Company for the Performance Period as defined above and on Exhibit A.  The ultimate determination of payout under this Agreement is subject to:

i)                 completion of the financial audits for each fiscal year during the Performance Period;

ii)              certification and approval of the performance results by the Committee; and

iii)           a decision as to the appropriate payout by the Committee, in its complete and sole discretion.  In exercising such discretion, the Committee will follow the provisions or Article 12.3 of the Plan, which specifically prohibits the upward adjustment of any Awards intended to qualify as Performance-Based Compensation.

6.             Form and Timing of Payment of Performance Units.  Payment of earned Performance Units shall be made within seventy-five (75) calendar days following the close of the applicable Performance Period.  Subject to the Plan, the Committee has authorized that the future payment of any earned Performance Units under this Award Agreement shall be made 100% in Shares.   The Sauer-Danfoss Group shall withhold from any such payout Shares having a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Sauer-Danfoss Group in the appropriate taxing jurisdiction.

[ Alternative Language for Participants To Be Paid In Cash.  Subject to the Plan, the Committee has authorized that the future payment of any earned Performance Units under this Award Agreement shall be made 100% in cash, less applicable tax withholdings.  For purposes of this cash payment, the value of an earned Performance Unit will be equal to the Fair Market Value, as defined in the Plan, of a share of common stock of the Company as of the close of the Performance Period.]

7.             Voting Rights and Dividends.  During the Performance Period and until the date of payment of Performance Units as provided for in Section 6, the Participant will not have voting rights with respect to the Performance Units.  During the Performance Period and until and including the date of payment of Performance Units as provided in Section 6 and as approved by the Committee or the Board, the Participant shall receive all dividends, dividend equivalents and other distributions paid with respect to a number of shares of common stock of the Company equal to the Target Number of Performance Units Awarded under this Award Agreement.  Any such payment of dividend, dividend equivalent or other distribution will be made on one of the Participant’s next two regular paydays following the specified record date.

Notwithstanding the previous paragraph, if the Participant is no longer employed by the Sauer-Danfoss Group but retains a right to a pro-rated payment under the provisions of Section 8 of this Award Agreement, the right to receive dividends, dividend equivalents and other distributions as provided in the previous paragraph will cease.

8.             Termination of Employment Due to Death, Disability, or Retirement.  In the event the employment of a Participant with the Sauer-Danfoss Group is terminated by reason of death, Disability, or Retirement during the Performance Period, the Participant or the Participant’s beneficiary or estate, as the case may be, shall be entitled to receive a prorated payment of the Performance Units.  The prorated payment shall be determined by the Committee, in its sole discretion, based on the number of full months of the Participant’s employment during the Performance Period, in relation to the total number of months in the Performance Period, and shall further be adjusted based on the achievement of the pre-established performance goals set forth in Section 4.

The prorated payment of Performance Units pursuant to this Section 8 shall be made at the same time as payments are made to Participants who did not terminate employment during the Performance Period as set forth in Section 6.

For purposes of this Section 8, to the extent permitted by Code Section 409A, Disability shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if not so permitted, then the definition ascribed to such term in Code Section 409A.  For purposes of this Section 8, Retirement means a termination from employment with the Sauer-Danfoss Group on the normal retirement date on which a Participant qualifies for full (i.e., unreduced for early retirement or other actuarial reductions) retirement benefits under the Participant’s governing defined benefit retirement plan, as identified by the Committee.

9.               Termination of Employment for Other Reasons.  In the event that the Participant, prior to the payout date set forth in Section 6, terminates employment with the Sauer-Danfoss Group for any reason other than those reasons set forth in Section 8, or in the event that the Sauer-Danfoss Group terminates the employment of the Participant with cause prior to the payout date set forth in Section 6 or without cause prior to the end of the Performance Period, all Performance Units awarded to the Participant under this Award Agreement shall be forfeited by the Participant; provided, however, that the Committee, in its sole discretion, may waive such automatic forfeiture provision and pay out on a pro rata basis in accordance with Section 8.  When the Committee exercises its sole discretion regarding forfeiture, it may take into consideration any individual facts and circumstances that it deems relevant for purposes of achieving the desired objectives under the Plan.  Any determination regarding forfeiture under this Section 9 for a given Participant shall not dictate any required result for a different Participant in a similar or different situation.

10.          Change in Control.  In the event of a Change in Control (as defined in the Plan) during the Performance Period, the Target Number of Performance Units Awarded shall become payable in full and such payment shall be made within seventy-five (75) calendar days following the date of the Change in Control.  The Committee, in its sole discretion, may make such payment of the Target Number of Performance Units Awarded in the form of cash or in Shares (or in a combination thereof).  The number of Shares to be issued, if any, shall be equal to the number of earned Performance Units designated by the Committee to be paid in Shares.  The amount of cash to be paid if any shall be equal to the Fair Market Value, as defined in the Plan, of a share of the common stock of the Company as of the date of the Change in Control multiplied by the number of Performance Units designated by the Committee to be paid in cash.

11.          Nontransferability.  Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise determined by the Committee and provided in this Award Agreement, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

12.          Adjustments in Authorized Shares.  The Committee shall have the sole discretion to adjust the number of Performance Units awarded pursuant to this Award Agreement, in accordance with Section 4.4 of the Plan.

13.          Tax Withholding.  The Sauer-Danfoss Group shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Sauer-Danfoss Group, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.  For Awards payable in Shares, the Sauer-Danfoss Group’s power and right to withhold includes the right to withhold Shares with a value equivalent to the amount needed to satisfy the minimum statutory tax withholding requirements of the Sauer-Danfoss Group in the appropriate taxing jurisdiction.

14.          Share Withholding.  With respect to withholding required upon any other taxable event arising as a result of Awards granted hereunder, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Sauer-Danfoss Group withhold Performance Units having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

15.          Covenant Not to Compete.  Without the consent of the Company, the Participant shall not, directly or indirectly, anywhere in the world, at any time during the Participant’s employment with the Sauer-Danfoss Group, and for a period of eighteen (18) months following the termination of Participant’s employment with the Sauer-Danfoss Group for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any Material Product or Product Lines of the Sauer-Danfoss Group; provided, however, that the Participant shall not be deemed to have breached this undertaking if his or her sole relation with such entity consists of his or her holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity’s outstanding equity interest, and the class of equity in which the Participant holds an interest is listed and traded on a broadly recognized national or regional securities exchange.  For purposes hereof, the term “Material Product or Product Line of the Sauer-Danfoss Group” shall mean any product or product line of the Sauer-Danfoss Group, the consolidated gross sales of which during any calendar year during the five (5) year period preceding the Participant’s undertaking such employment were at least $10 million.

The Participant acknowledges that: (a) the services to be performed by him for the Sauer-Danfoss Group are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Sauer-Danfoss Group is worldwide in scope and its products are marketed throughout the world; (c) the Sauer-Danfoss Group competes with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 15 are reasonable and necessary to protect the Sauer-Danfoss Group’s business.

If any covenant in this Section 15 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Participant.

The period of time applicable to any covenant in this Section 15 will be extended by the duration of any violation by the Participant of such covenant.

The Participant will, while the covenants under this Section 15 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Participant’s employer.  The Company may notify such employer that the Participant is bound by this Award Agreement and, at the Company’s election, may furnish such employer with a copy of this Award Agreement or relevant portions thereof.

Any nonenforcement of this Section 15 will not be construed to be a waiver by the Company to enforce such provision in the future.  If the Participant has received a payment under this Award Agreement, the Company retains the right to demand verification of employment and compliance with this Section 15 at any time prior to the date that is eighteen (18) months after the end of the Performance Period.  The Company or any member of the Sauer-Danfoss Group may seek restitution and repayment of the total payments made to the Participant under this Award Agreement if the Company determines that the Participant has violated this Section 15 during the eighteen (18) month period following the end of the Performance Period.

16.          Disclosure of Confidential Information.  Without the consent of the Company, the Participant shall not disclose to any other person Confidential Information (as defined below) concerning the Sauer-Danfoss Group or any of its trade secrets of which the Participant has gained knowledge during his or her employment with the Sauer-Danfoss Group.  Any trade secrets of the Sauer-Danfoss Group will be entitled to all of the protections and benefits under the Iowa Code Annotated Section 550.1 through 550.8 and any other applicable law.  If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Award Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Award Agreement.  The Participant hereby waives any requirement that the Company submits proof of the economic value of any trade secret or posts a bond or other security.  None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Participant demonstrates was or became generally available to the public other than as a result of a disclosure by the Participant.

The Participant will not remove from the premises of the Sauer-Danfoss Group (except to the extent such removal is for purposes of the performance of the Participant’s duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential Information (collectively, the “Proprietary Items”).  The Participant recognizes that, as between the Company or any member of the Sauer-Danfoss Group and the Participant, all of the Proprietary Items, whether or not developed by the Participant, are the exclusive property of the Company or the member of the

Sauer-Danfoss Group, as the case may be.  Upon termination of this Award Agreement by either party, or upon the request of the Company or any member of the Sauer-Danfoss Group during the employment period, the Participant will return to the Company or the Sauer-Danfoss Group member all of the Proprietary Items in the Participant’s possession or subject to the Participant’s control, and the Participant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

For purposes of this Award Agreement, Confidential Information shall include any and all information concerning the business and affairs of the Sauer-Danfoss Group, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Sauer-Danfoss Group containing or based, in whole or in part, on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated Section 550.1 through 550.8.

Any nonenforcement of this Section 16 will not be construed to be a waiver by the Company to enforce such provision in the future.  If the Participant has received a payment under this Award Agreement, the Company retains the right to demand verification of compliance with this Section 16 at any time prior to the date that is eighteen (18) months after the end of the Performance Period.  The Company or any member of the Sauer-Danfoss Group may seek restitution and repayment of the total payments made to the Participant under this Award Agreement if the Company determines that the Participant has violated this Section 16 during the eighteen (18) month period following the end of the Performance Period.

17.          Nonsolicitation.  Without the written consent of the Company, the Participant shall not, at any time during Employment and for a period of eighteen (18) months following the termination of Participant’s employment with the Sauer-Danfoss Group for any reason (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Sauer-Danfoss Group; or (b) solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the

Sauer-Danfoss Group during the time of the Participant’s employment, whether or not the Participant had personal contact with such person.

Any nonenforcement of this Section 17 will not be construed to be a waiver by the Company to enforce such provision in the future.  If the Participant has received a payment under this Award Agreement, the Company retains the right to demand verification of compliance with this Section 17 at any time prior to the date that is eighteen (18) months after the end of the Performance Period.  The Company or any member of the Sauer-Danfoss Group may seek restitution and repayment of the total payments made to the Participant under this Award Agreement if the Company determines that the Participant has violated this Section 17 during the eighteen (18) month period following the end of the Performance Period.

18.          Injunctive Relief and Additional Remedy; Essential and Independent Covenants.  The Participant acknowledges that the injury that would be suffered by the Sauer-Danfoss Group as a result of a breach of the provisions of this Award Agreement (including any provision of Sections 15, 16, and 17) would be irreparable and that an award of monetary damages to the Sauer-Danfoss Group for such a breach would be an inadequate remedy.  Consequently, the Company or any member of the Sauer-Danfoss Group will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Award Agreement, and the Company or any member of the Sauer-Danfoss Group will not be obligated to post bond or other security in seeking such relief.  Without limiting the Sauer-Danfoss Group’s rights under this Section 18 or any other remedies of the Sauer-Danfoss Group, if the Participant breaches any of the provisions of Sections 15, 16, or 17, the Sauer-Danfoss Group will have the right to cease making any payments otherwise due to the Participant under this Award Agreement.

The covenants by the Participant in Sections 15, 16, and 17 are essential elements and preconditions to this Award Agreement, and without the Participant’s agreement to comply with such covenants, the Company would not have entered into this Award Agreement with the Participant.  The Company and the Participant have been afforded the opportunity to consult their respective counsel and have been advised or had the opportunity to obtain advice, in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 15), with specific regard to the nature of the business conducted by the Sauer-Danfoss Group.  The Participant’s covenants in Sections 15, 16, and 17 are independent covenants and the existence of any claim by the Participant against the Company or any member of the Sauer-Danfoss Group under this Award Agreement or otherwise, will not excuse the Participant’s breach of any covenant in Sections 15, 16, or 17.

If this Award Agreement or the Participant’s employment with the Sauer-Danfoss Group is terminated, this Award Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Participant in Sections 15, 16, 17, and 18.

19.          Beneficiary Designation.  The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Vice President — Human Resources during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Beneficiary Designation (name, address, and relationship):

20.          Administration.  This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.  Any inconsistency between the Award Agreement and the Plan shall be resolved in favor of the Plan.

21.          Continuation of Employment.  This Award Agreement is not an employment agreement, it shall not confer upon the Participant any right to continuation of employment by the Sauer-Danfoss Group, nor shall this Award Agreement interfere in any way with the Sauer-Danfoss Group’s right to terminate the Participant’s employment at any time, subject to employment laws in the appropriate jurisdiction.

22.          No Vested Right In Future Awards.  Participant acknowledges and agrees (by executing this Award Agreement) that the granting of Awards under this Award Agreement are made on a fully discretionary basis by the Committee and that this Award Agreement does not lead to a vested right to further Awards in the future.  Further, the Awards set forth in this Award Agreement constitute a non-recurrent benefit and the terms of this Award Agreement are only applicable to the Awards distributed pursuant to this Award Agreement.

23.          Use of Personal Data.  Participant acknowledges and agrees (by executing this Award Agreement) to the collection, use, processing and transfer of certain personal data as described in this Section 23.  The Participant understands that he or she is not obliged to consent to such collection, use, processing and transfer of personal data.  However, the Participant understands that his or her failure to provide such consent may affect his or her ability to participate in the Plan.  The Participant understands that the Company may hold certain personal information about the Participant, including his or her name, salary, nationality, job title, position evaluation rating along with details of all past Awards and current Awards outstanding under the Plan, for the purpose of managing and administering the plan (the “Data”).  The Company and other members of the Sauer-Danfoss Group will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan.  The Company or another member of the Sauer-Danfoss Group may further transfer Data to any third parties assisting in the implementation, administration and management of the Plan.  These various recipients of Data may be located in Europe, or elsewhere throughout the world, including the United States.  The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.  The Participant understands that he or she may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data.  The Participant also understands that he or she may withdraw the consents to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consents to use Data, the Participant may affect his or her ability to participate in the Plan.

24.          Severability.  In the event that any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

25.          Miscellaneous.  The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan shall adversely affect in any material way the Participant’s rights under this Award Agreement, without the Participant’s written approval.

26.          Award Agreement.  This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

All obligations of the Company under the Plan and this Award Agreement, with respect to the Performance Units granted hereunder, shall be binding (i) on the Company and on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company; and (ii) on the Participant and his or her heirs and legal representatives.

Each of the terms of this Award Agreement is deemed severable in whole or in part, and if any term or provision, or the application thereof, in any circumstance should be illegal, invalid or unenforceable, the remaining terms and provisions will not be affected thereby and will remain in full force and effect.

To the extent not preempted by federal law, this Award Agreement is deemed to have been made and entered into in the State of Iowa and in all respects the rights and obligations of the parties will be governed by, and construed and enforced in accordance with, the laws of the State of Iowa without regard to the principles of conflict of laws.  Any and all lawsuits, legal actions or proceedings against either party arising out of this Award Agreement will be brought in Story County, Iowa or federal court of competent jurisdiction sitting nearest to Ames, Iowa, and each party hereby submits to and accepts the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.  Each party irrevocably waives any objection it may now have or hereinafter have to this choice of venue of any suit, legal action or proceeding in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed effective as of _______________________.

Sauer-Danfoss Inc.

By:

Participant

Exhibit A

SAUER-DANFOSS INC.

2006 OMNIBUS INCENTIVE PLAN

2007 PERFORMANCE UNIT AWARD AGREEMENT

2007 Performance Measure:  Simple Average Annual Return on Net Assets (RoNA)

Annual Return on Net Assets (“Annual RoNA”) is defined as earnings before taxes, net interest expense, and minority interest per the audited consolidated financial statements of the Company for the fiscal year divided by the average Net Assets for the four quarters in the fiscal year (i.e. the sum of Net Assets at the beginning of the year plus Net Assets at the end of each of the next four quarters divided by five).  Net Assets are defined as the sum of total equity including minority interests, and all interest bearing indebtedness shown in the consolidated balance sheet of the Company.  The Simple Average Annual RoNA is defined as the sum of the three Annual RoNA calculations for each of the three fiscal years comprising the Performance Period divided by three.

In determining the Net Assets for at the end of any given quarter, an amount will be added back to reflect the cumulative reduction on Net Assets caused by the implementation of FAS 158 in December of 2006, which required the recognition on the Company’s balance sheet of certain unfunded pension and retiree health care liabilities.

2007 Performance Measure:  Simple Average Sales Growth

Annual Sales Growth is defined as the total consolidated sales for the current fiscal year (e.g. 2007) divided by the total consolidated sales for the immediately prior fiscal year (e.g. 2006).  The Simple Average Sales Growth is defined as the sum of the three Annual Sales Growth calculations for each of the three fiscal years comprising the Performance Period, divided by three.

In the event that the total consolidated sales decline from one year to the next, the Annual Sales Growth for that fiscal year shall be a negative number, which shall work to reduce the Simple Average Sales Growth computation.

Exhibit B

1